Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

B. Riley Financial, Inc.

Woodland Hills, California

We hereby consent to the incorporation by reference in this Registration Statement of B. Riley Financial, Inc. of our report dated March 13, 2017, relating to the consolidated financial statements of FBR & Co. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form S-3 (File No. 333-233907) incorporated by reference in this Registration Statement.

/s/ BDO USA, LLP

McLean, Virginia

February 10, 2020

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.